ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Addison, Texas, August 15, 2014; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the second quarter ended June 30, 2014 and provided a review of its operating activities.

¬	During the past ninety days, Altrazeal® has now been shipped to nine additional markets including the key markets of Italy, Spain and Portugal;

¬	Shipments to four additional new markets are scheduled to occur prior to August 30, 2014;

¬	Repeat shipments to numerous markets are scheduled in the third quarter of 2014;

¬	Substantial resolution of prior production issues has enabled an inventory of blisters to be established;

¬	Expansion in our international network of licensing and distribution partners;

¬	Presentation of important clinical experience data at European Wound Management Association (“EWMA”) 2014 including results of 12 nurses experiences using Altrazeal® on over 60 patients; and

¬	Further reduction in the quarterly operating loss compared to both prior year and first quarter.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, “Commencing in May, with the shipments planned for August, thirteen new markets will have been supplied product. This clearly indicates that the international expansion in commercialization activities is escalating. We are optimistic that this trend will continue for the balance of 2015. With the resolution of the production issues we had experienced, and the establishment of an inventory of bulk blisters, we are now positioned to supply the market as orders are received. Additionally, activities are ongoing to further expand our network of licensees and distributors to include Asia, Latin America, the Middle East and Africa. With these ongoing activities the quarterly revenue is projected to rapidly sequentially increase. Important clinical experience data in over 60 patients was presented by a nurse from the Czech Republic at EWMA. This data clearly indicated the high satisfaction of patients and care givers as well as cost effectiveness.”

For the second quarter of 2014, the Company reported a net loss of $710,000, or $0.03 per share, as compared with a net loss of $823,000, or $0.06 per share, for the same period last year.  For the six months ended June 30, 2014, the reported net loss was $1.40 million, or $0.06 per share, as compared with a net loss of $1.50 million, or $0.12 per share, for the same period last year.

Commenting on the financial results Mr. Gray added, “Our revenues for the second quarter were impacted by the delay in shipment of outstanding orders. This situation is currently being corrected and will be fully resolved in the third quarter. We have maintained our operating expense levels to reflect our current revenue level, any increment to our expense levels will be to support revenue growth. Our second quarter loss has been reduced below the first quarter level and we are projecting further reductions in the loss for the third and fourth quarter. Excluding non-cash items including share based compensation, amortization and depreciation our second quarter operating loss was approximately $480,000.”

Operating Results

Revenues
Revenues for the second quarter of 2014 were $209,000, as compared to $29,000 for the second quarter of 2013.  The increase of approximately $180,000 in revenues is attributable to an increase in total revenue from Altrazeal, including product sales, royalties and license fees.

Revenues for the six months ended June 30, 2014 were $311,000, as compared to $131,000 for the comparative period of 2013.  The increase of approximately $180,000 in revenues is as noted above.

Research and Development
Research and development expenses for the second quarter of 2014 were $184,000, including $5,000 in share-based compensation, as compared to $211,000 for the second quarter of 2013, which included $5,000 in share-based compensation.  The decrease of approximately $27,000 in research and development expenses was primarily due to a decrease of $29,000 in regulatory costs and a decrease of $21,000 in direct research costs related to Altrazeal®.  These expense decreases were partially offset by an increase of $36,000 in scientific compensation related primarily to a higher head count.

Research and development expenses were $372,000 for the six months ended June 30, 2014, including $11,000 in share-based compensation, as compared to $376,000 for the six months ended June 30, 2013, which included $6,000 in share-based compensation.  The decrease of approximately $4,000 in research and development expenses was primarily due to a decrease of $47,000 in regulatory costs and a decrease of $30,000 in direct research costs related to Altrazeal®.  These expense decreases were partially offset by an increase of $65,000 in scientific compensation related to share-based compensation and a higher head count and an increase of $20,000 in clinical study costs related to Altrazeal®.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2014 were $411,000, including $17,000 in share-based compensation, as compared to $352,000, which included $17,000 in share-based compensation, for the second quarter of 2013.  The increase of approximately $60,000 in selling, general and administrative expenses was primarily due to an increase of $27,000 in legal expenses related to a licensing agreement dispute, an increase of $26,000 in sales and marketing expenses and an increase of $22,000 in compensation costs due to time of expense recognition.  These expense increases were partially offset by a decrease of $27,000 related to doubtful account accruals.

Selling, general and administrative expenses were $880,000 for the six months ended June 30, 2014, including $36,000 in share-based compensation, as compared to $612,000 for the six months ended June 30, 2013, which included $25,000 in share-based compensation.  The increase of approximately $268,000 in selling, general and administrative expenses was primarily due to an increase of $142,000 in investor relations consulting related to share-based compensation, an increase of $66,000 in legal expenses related to a licensing agreement dispute and an increase of $46,000 in sales and marketing expenses.

Other Income and Other Expenses
Interest and miscellaneous income for the second quarter declined $17,000 primarily due to the offset in January 2014 of the outstanding notes receivable.

Interest and miscellaneous income was $5,000 for the six months ended June 30, 2014 as compared to $40,000 for the six months ended June 30, 2013.  The decrease of approximately $35,000 in interest income is primarily attributable to the offset in January 2014 of the outstanding notes receivable.

Interest expense for the second quarter of 2014 was $33,000 as compared to $128,000 for the second quarter of 2013.  The decrease of approximately $95,000 is primarily attributable to the offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note and the final payoff in March 2014 of the convertible promissory note with Inter-Mountain.

Interest expense was $98,000 for the six months ended June 30, 2014 as compared to $260,000 for the six months ended June 30, 2013.  The decrease of approximately $162,000 is primarily attributable to the offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the demonstration of clinical benefits and cost benefits of Altrazeal®,  the completion of strategic alliances, the anticipated escalation of revenues, positive cash flows, and improved profitability in 2014, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
License fees	$14,698	$11,274	$29,237	$22,427
Royalty income	17,012	---	17,012	---
Product sales, net	177,584	17,610	265,026	108,501
Total Revenues	209,294	28,884	311,275	130,928

Costs and Expenses
Cost of goods sold	113,090	3,102	154,132	43,991
Research and development	184,423	211,183	372,019	376,468
Selling, general and administrative	411,279	351,726	880,352	612,416
Amortization of intangible assets	118,461	118,461	235,622	235,622
Depreciation	59,553	60,460	120,107	125,848
Total Costs and Expenses	886,806	744,932	1,762,232	1,394,345
Operating (Loss)	(677,512)	(716,048)	(1,450,957)	(1,263,417)

Other Income (Expense)
Interest and miscellaneous income	519	18,011	5,060	40,476
Interest expense	(32,722)	(128,375)	(97,981)	(260,061)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Gain on early extinguishment of convertible note	---	---	142,703	---
Gain on sale of equipment	---	3,627	---	3,627
(Loss) Before Income Taxes	(709,715)	(822,785)	(1,401,175)	(1,479,375)

Income taxes	---	---	---	---
Net (Loss)	$(709,715)	$(822,785)	$(1,401,175)	$(1,479,375)

Less preferred stock dividends	---	(12,154)	---	(24,175)
Net (Loss) Allocable to Common Stockholders	$(709,715)	$(834,939)	$(1,401,175)	$(1,503,550)

Basic and diluted net (loss) per common share	$(0.03)	$(0.06)	$(0.06)	$(0.12)

Weighted average number of common shares outstanding	24,122,176	13,670,628	22,776,695	12,669,437

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)

Cash and cash equivalents	$720,590	$5,119
Current assets	1,586,025	1,487,324
Property and equipment, net	534,740	638,614
Other assets	3,453,284	3,775,676
Total assets	5,574,049	5,901,614

Current liabilities	1,752,398	3,270,064
Long term liabilities – convertible notes payable	---	---
Long term liabilities – deferred revenue	868,896	898,133
Total liabilities	2,621,294	4,168,197
Total stockholders’ equity	2,952,755	1,733,417